As filed with the Securities and Exchange Commission on April 29, 2002


                                            Registration Statement No. 333-54822
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                        POST-EFFECTIVE AMENDMENT NUMBER 1
                                       TO
                                  FORM TO SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                             TDT DEVELOPMENT, INC.
                 (Name of small business issuer in its charter)

         Nevada                      2000                         22-3762835
(State of incorporation  (Primary Standard Industrial         (I.R.S. Employer
   or jurisdiction of     Classification Code Number)        Identification No.)
     organization)

                                   ----------


                                140 De Liege O.,
                                Montreal, Quebec
                                 Canada H2P 1H2
                                 (866) 827-8836
          (Address and telephone number of principal executive offices)

                                   ----------

                                Pietro Bortolatti
                      President and Chief Executive Officer
                              TDT Development, Inc.
                                140 De Liege O.,
                                Montreal, Quebec
                                 Canada H2P 1H2
                                 (866) 827-8836

            (Name, address and telephone number of agent for service)

                                   ----------

       Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue
                            New York, New York 10017
                                 (212) 983-6900

                                   ----------

      Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                                              Proposed                   Proposed
      Title of Each Class              Amount Being       Maximum Offering            Maximum Aggregate            Amount of
of Securities Being Registered          Registered        Price Per Share (1)         Offering Price (1)       Registration Fee
===============================================================================================================================
Shares of Common Stock .............     3,381,000              $.10                       $338,100                 $84.53
-------------------------------------------------------------------------------------------------------------------------------
Total ..............................                                                       $338,100                 $84.53
-------------------------------------------------------------------------------------------------------------------------------
Amount Due .........................                                                                                $84.53
===============================================================================================================================

(1)   Estimated for purposes of computing the registration fee pursuant to Rule
      457.

                                   ----------

      The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION. DATED           ,2002.


PROSPECTUS

                              TDT DEVELOPMENT, INC.

                        3,381,000 Shares of Common Stock

      This prospectus relates to the resale by the selling stockholders of 3,381,000 shares of our common stock. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

      We will not receive any of the proceeds from the sale of the shares by the selling stockholders.



Our common stock is quoted on the NASD Over-The-Counter Electronic Bulletin Board under the trading symbol "TDTD".

      AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 4.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is         ,2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ........................................................    2

The Offering ..............................................................    3

Risk Factors ..............................................................    4

Use of Proceeds ...........................................................    9

Capitalization ............................................................   10

Management's Discussion and Analysis of Financial Condition
   and Results of Operations ..............................................   10

Dividend Policy ...........................................................   11

Description of Business ...................................................   12

Management ................................................................   14

Security Ownership of Certain Beneficial
   Owners and Management ..................................................   17

Certain Relationships and Related Transactions ............................   17

Indemnification and Limitation of Liability of Management .................   18

Description of Securities .................................................   18

Selling Stockholders ......................................................   20

Plan of Distribution ......................................................   22

Market for Common Equity ..................................................   23

Legal Proceedings .........................................................   24

Legal Matters .............................................................   24

Experts ...................................................................   24

Where You Can Find More Information .......................................   25

Index to Financial Statements .............................................   26

Financial Statements ......................................................  F-1

                                   ----------

      You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of any offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY


      We import and distribute through our two wholly owned subsidiaries Terre di Toscana, Inc. and Terres Toscanes, Inc. specialized truffle based food products which includes fresh truffles, truffle oils, truffle pates, truffle creams, and truffle butter. We presently generate revenues primarily from sales to restaurants.

      TDT Development, Inc., is a newly-formed company, Terre di Toscana, Inc. our wholly-owned subsidiary, was owned substantially by our founder, and President, Pietro Bortolatti. Mr. Bortolatti has personally financed TDT since its inception on September 8, 2000. In order to gain further funding, TDT acquired Terre Di Toscana and sold 3,381,000 shares of our common stock in a private placement offering. Mr. Bortolatti owns an aggregate of 5,000,000 shares out of 8,381,000 shares outstanding.

                                  The Offering

Shares offered by the selling
   stockholders .................     3,381,000

Common stock outstanding.........     8,381,000

Use of proceeds..................     The selling stockholders will receive the
                                      net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus.

Trading symbol ..................     "TDTD" quoted on the NASD Over-The-Counter
                                      Electronic Bulletin Board

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

Risks Concerning Our Business

We started our operations in January 2000, therefore our limited operating history makes it difficult to evaluate our financial performance and prospects.

We are a new enterprise that has a short operating history upon which an evaluation of our business and prospects can be based. We must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the prospective development and marketing costs, along with the uncertainties of being able to effectively market our products. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

We are dependent upon Mr. Bortolatti, any reduction in his role in TDT would have a material adverse effect.

The success of TDT is dependent on the vision, culinary knowledge, business relationships and abilities of TDT's founder, CEO and president Pietro Bortolatti. Any reduction of Mr Bortolatti's role in the business would have a material adverse effect on TDT. TDT does not have an employment contract with Mr. Bortolatti.

We may have difficulty in obtaining additional funding, if required.

Although we believe that the funds to be raised through our most recent private placement offering of common stock will be sufficient for our needs for the next twelve months, if additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business.

Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.

We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products to customers, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

We are dependent on foreign sources for our products, any interruption in these sources would have a material adverse effect on our business.

All TDT products are imported from Italy, some fresh that must be air freighted and others that require refrigeration. Any interruption in this delivery process or reduction of quality in products delivered would have a material adverse effect upon TDT.

Any rejection or quarantine of our products by regulatory agencies would have a material adverse effect upon our business.

The products are processed perishable and fresh agricultural products, which must be cleared by U.S. Customs and FDA agencies for distribution in the U.S. The fresh products are subject to inspection (and rejection or quarantine) at any time by such agencies whether en route, in inventory or at shelf. Since many of the products are of a fresh and perishable nature, special handling, storage and distribution capabilities are required throughout the distribution process. Any rejection or quarantine of our products by such agencies would have a material adverse effect upon our business.

We may not be able to successfully manage our business or achieve profitability.

We expect that our sales, marketing, operations and administrative expenses will increase in the future. As a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot be certain that we will achieve or sustain positive cash flow or profitability from our operations. Our ability to achieve our objectives is subject to financial, competitive, regulatory, legal and other factors, many of which are beyond our control.

Larger and better funded competition may make it difficult for TDT to succeed.

There are many competitors in the truffle market which are larger and better funded than TDT. One major competitor is Urbani USA, the largest distributor of truffles and caviar in the US. These competitors could make it very difficult for TDT to succeed.

Because we sell food products, we face the risk of exposure to product liability claims.

TDT, like any other seller of food, faces the risk of exposure to product liability claims in the event that the use of products sold by it causes injury or illness. With respect to product liability claims, if TDT does not have adequate insurance or contractual indemnification available, product liability relating to defective products could materially reduce TDT's net income and earnings per share.

Because TDT does not control the actual production of truffles, TDT may be unable to obtain adequate supplies of its products.

TDT obtains all of its food service products from other suppliers. Although TDT's purchasing volume can provide leverage when dealing with suppliers, suppliers may not provide the food service products and supplies needed by TDT in the quantities requested. Because TDT does not control the actual production of its products, it is also subject to delays caused by interruption in production based on conditions outside its control. These conditions include:

      o     job actions or strikes by employees of suppliers;
      o     weather;
      o     crop conditions;

      o     transportation interruptions; and
      o     natural disasters or other catastrophic events.

TDT's inability to obtain adequate supplies of its food service products as a result of any of the foregoing factors or otherwise, could mean that TDT could not fulfill it obligations to customers, and customers may then turn to other suppliers.

If TDT is unable to develope an easy to use and effective website then TDT's plan to distribute directly to individual consumers will be severely impacted and this will have a material adverse effect upon TDT's business.

The successful development of an easy to use and effective website will be key to the overall success of TDT's plan to distribute our products to individual consumers. It will be critical to clearly communicate our products and services, and provide an easy format for the customer to navigate in the site to quickly find the product they seek. If TDT is unable to develop an easy to use effective web site then TDT's plan to distribute directly to the individual consumers will be severely impacted and this will have a material adverse impact upon TDT's business.

Our Lack of Product Diversification

TDT's business is centered around essentially one product, truffles. This creates a risk to TDT if truffles became less popular to the consumer or if there was some reduction in our access to the supply of truffles, either event would have seriously detrimental effect upon TDT.

Risks Concerning Our Offering

Unless a public market develops for our common stock, you may not be able to sell your shares.

There has been no public market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares.


APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

      Our common stock is listed on the Over-the-Counter Electronic Bulletin Board. It is not quoted on any exchange or on NASDAQ, and no other exemptions currently apply. Therefore, the SEC "penny stock" rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

      o     a risk disclosure document,
      o     disclosure of market quotations, if any,
      o disclosure of the compensation of the broker and its salespersons in the transaction, and
      o monthly account statements showing the market values of our securities held in the customer's accounts.

      The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer's confirmation. Generally, brokers subject to the "penny stock" rules when effecting transactions in our securities may be less willing to do so. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to the broker's customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

We are controlled by our founder, president, CEO and chairman of the board, which may result in you having no control in the direction or affairs of TDT.

Our founder, president, CEO and chairman of the board owns approximately 60% of our outstanding common stock. As a result, he has the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock.

We Do Not Expect to Pay Dividends.

We do not anticipate paying cash dividends in the foreseeable future.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders.

                                 CAPITALIZATION

The following table sets forth our capitalization as of October 31, 2001.

                                                                October 31, 2001
                                                                ----------------

Total Liabilities.............................................         $ 48,795
                                                                       --------
Stockholders' equity:
Common stock, $.0001 par value; authorized 50,000,000 shares,
  issued and outstanding 8,381,000 shares; ...................              838
 Preferred stock, $.0001 par value; authorized 5,000,000
  shares, issued and outstanding -0- .........................               --
Additional paid-in capital ...................................          305,707
Accumulated deficit as of October 31, 2001 ...................         (215,550)
                                                                       --------
Total stockholders' equity ...................................           90,995
                                                                       --------
Total capitalization .........................................         $139,790
                                                                       ========

                                   ----------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview


We import and distribute through our two wholly owned subsidiaries, specialized truffle based food products which includes fresh truffles, truffle oils, truffle pates, truffle creams, and truffle butter. TDT commenced operations on September 8, 2000. Our two subsidiaries are Terre di Toscana, Inc., a Florida corporation, which is TDT's operating company in the U.S. and Europe, and Terres Toscanes, Inc., a Quebec, Canadian corporation which is TDT's operating company in Canada. Terre di Toscana, Inc. was acquired by TDT on September 14, 2000. This acquisition was a reorganization of entities under common control and was accounted for at historical cost in a manner similar to a pooling of interests. Terre di Toscana, Inc. was incorporated on November 10, 1999 and began operations in January, 2000. Terres Toscanes, Inc. was incorporated on October 18, 2000 and began operations in April 2001.

The following discussion should be read in conjunction with TDT's financial statements and the accompanying notes appearing subsequently under the caption "Financial Statements", along with other financial and operating information included elsewhere in this prospectus. Certain statements under this caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forwarding-looking statements" under the Reform Act. See "Risk Factors-Cautionary Note Regarding Forward Looking Statements". For a more complete understanding of TDT's operations see "Risk Factors" and "Description of Business".

Note, in March 2002 TDT changed its fiscal year end to December 31, from October
31. The following analysis reflects comparison of the fiscal year end of October 31.

TDT focused primarily on capital issues and on expanding its business. During the year ended October 31, 2001 TDT issued common stock in a private placement in the amount of $335,100.

Total revenues for the year ended October 31, 2001 were $138,308. Total revenues for the year ended October 31, 2000 were $86,867. The increase was due to an expanding customer base, particularly in Europe.

Selling, general and administrative expenses for the year ended October 31, 2001 were $297,489. Selling, general and administrative expenses for the year ended October 31, 2000 were $117,126. This increase was due in part to an increase in related expenses to service increased sales, and due to legal, accounting and consulting costs related to the preparation of this prospectus. The legal fees, accounting fees and related costs for the prospectus totaled approximately $136,500.

Net Loss for the last fiscal year ended October 31, 2001 was $167,472, compared with $48,078 the year before. This increase in loss was partly attributed to by the legal, accounting, consulting and related fees paid as a result of preparing this prospectus. These fees totaled approximately $136,500.

LIQUIDITY AND CAPITAL RESOURCES

For the twelve months ended October 31, 2001, we had net cash used in operating activities of $235,578. For the twelve months ended October 31, 2000, we had net cash used in operating activities of $31,657. This increase in cash was due in part to increased sales and to TDT's issuance of common stock in a private placement in the amount of $335,100.

Cash provided by financing activities for the year ended October 31, 2001 totaled $272,524. Cash provided by financing activities for the year ended October 31, 2000 totaled $45,913. This increase was due to TDT's issuance of common stock in a private placement in the amount of $335,100.

At the end of fiscal 2001, TDT had cash in the amount of $33,884 as compared to $0 at the beginning of the fiscal year. This increase in cash was due in part to increased sales and to TDT's issuance of common stock in a private placement in the amount of $335,100.


TDT believes that based on the current level of sales, and the current working capital in the business and the terms of sale with our suppliers that we will not need to raise additional funds in the next twelve months. Our suppliers require 25% of the cost of an order when the order is placed and the balance 90 days later. TDT believes that its strategy to focus on restaurants and hotels will further improve its capital position and cash flow due to the fact that these accounts pay by credit card, providing immediate payment. TDT's marketing programs to reach these potential customers include direct mail and telemarketing. Within the next twelve months TDT plans to hire two telemarketers and one distribution person to handle Internet sales. These three positions will each have salaries of approximately $15,000 per year. Additionally, the two telemarketers will earn approximately 2% of the sales that they generate. TDT believes that the additional costs to staff those positions will be covered by the sales generated and the resulting profitability from these sales.


However, if cash generated from operations is insufficient to satisfy liquidity requirements, TDT may seek to sell additional equity or debt securities or to obtain a credit facility. If TDT issues debt securities, fixed obligations will increase and TDT may have to comply with covenants that might inhibit its operations. Moreover, such financing may not be available in amounts or on terms acceptable to TDT, if at all.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

                             DESCRIPTION OF BUSINESS

Corporate History


TDT was incorporated under the laws of Nevada on September 8, 2000. Our current operations are conducted through our two wholly owned subsidiaries, Terre di Toscana, Inc., incorporated under the laws of Florida on November 10, 1999, and Terres Toscanas, Inc. incorporated under the laws of Quebec, Canada on October 18, 2000. Terre di Toscana Inc. began operations in January, 2000 and handles TDT's operations in the United States and Europe. Terres Toscanes, Inc. began operations in April 2001 and handles TDT's operations in Canada.


On September 14, 2000 TDT acquired all of the outstanding shares of Terre di Toscana, Inc. in exchange for 5,000,000 shares of TDT's common stock issued to Terre di Toscana, Inc.'s sole shareholder Pietro Bortolatti, who is also TDT's president, CEO, secretary, treasurer and Chairman of the Board of Directors. This transaction was a reorganization of entities under common control accounted for at historical in a manner similar to a pooling of interests.

Overview

TDT is an importer, marketer and distributor of specialized truffle based food products which includes fresh truffles, truffle oils, truffle pates, truffle cremes and truffle butter. TDT's target market includes retailers such as restaurants, specialty food stores, delicatessens, supermarkets, and eventually consumers direct through e-commerce via the Internet. TDT believes that the key to reaching its target market distribution goals and channels requires successful development of distributors such as specialty food brokers and specialty food wholesalers. TDT believes that the key to supporting the distributor network and generating revenues from the consumer market is the successful development and deployment of the website to handle a secure full-service, interactive e-commerce environment.


TDT imports products directly from Italian producers. The Company (through its subsidiary Terre di Toscana) commenced operations in January of 2000, and is presently focusing its efforts on serving specialty food distributors and restaurants. Also, TDT continues to build its database of potential clients on both a national and an international scale. The Company is presently operating with working capital generated from the gross profits from current sales activities.


TDT markets its products in the specialty food industry. The competitors in the US market are generally traders who buy from distributors, with the exception of big companies such as Urbani USA and Bosco Vivo (both of whom buy directly from the growers). Urbani is the biggest company worldwide in the high-end culinary food market, specifically truffle products.

TDT believes that the quality of its products is at parity with the best quality of similar product lines offered by its competition. In addition, due to lower overhead and cooperative supplier payment terms and minimum quantity requirements, TDT believes that it can offer its products at prices below its competition while keeping its inventory (and working capital requirements) at a minimum while still enjoying high gross margins.

TDT currently markets its products primarily in Florida, South Carolina, North Carolina, and California, and also earned commissions from Italy on sales made in Belgium, Holland and Germany. TDT will focus its efforts with trade accounts first through distributor networks, and continue to develop its e-commerce site to encompass support of this network plus generate revenues directly with consumer market.

Key to TDT's marketing initiatives are pricing, product attributes, management culinary knowledge, and the development of a proprietary database for targeted retail and business-to-business prospects in the category. TDT is committed to offering and delivering high quality products at reasonable prices. The products will be marketed by direct methods: interactive e-Commerce on the Company's website, Telemarketing, printed catalog distribution, direct mail and catalog on CD. Currently TDT's three major sales accounts represent less than 10% of total revenues. TDT receives its products primarily from two suppliers. TDT does not have contracts with its current suppliers. Should TDT loose these suppliers TDT has three alternative sources that it believes can supply sufficient product to meet TDT's needs.

TDT's products are regulated by the FDA and the Department of Agriculture. All TDT's products are approved for distribution throughout the US. Since the Company distributes fresh agricultural products, they are subject to inspections at any time by the government agencies. In the event a tainted product is found, the finding would have a material financial impact on TDT. The only licenses or permits which TDT needs to operate are business licenses in Miami and Montreal, which TDT has.

Website/ e-Commerce

Key to TDT's marketing strategy is the successful development and launch of the Company's website. The effort is currently under development and may be accessed by addressing www.terreditoscana.com. The website is being developed to serve both the Business-to-Business segment ("B2B") and the Business-to-Consumer segment ("B2C"). We anticipate offering our products on-line by August 2002.

The principal marketing and sales channel for B2B is direct contact with wholesale and distributor authorized buyers. The planned TDT website will serve to enhance these personally developed relationships providing "front office" activities including the ability to order the standard offerings of the Company. In addition to standard fare, trade accounts will have the ability to bid on "live lots" of fresh truffle produce. The website will provide digital photographs of actual fresh truffle offerings to be offered at auction. Truffles are sized based on familiar indexes, US quarters (coinage), golf balls and tennis balls. TDT will actually photograph lots with the appropriate index item and ship the exact lot represented to the high bidder.

TDT recently opened an office in Montreal, Canada. This effort is being conducted by Ms. Tiziana Di Rocco, VP of Marketing and director. The Canadian operations will be serviced (warehousing of products and distribution) from the distribution center in Champlain, New York.

Employees

The present staff includes three personnel, Mr. Bortolatti, the President, Tiziana DiRocco the Vice President of Marketing, and a clerical distribution person. It is anticipated within the next twelve months that we will hire three additional personnel. The planned additions will include two telemarketers, and an additional distribution person to manage Internet sales. The telemarketing positions will be compensated with a performance based commission in addition to a base wage.

Competition

We believe we are price competitive, with a consistent high product quality. TDT has a customer base throughout the East Coast of the U.S. and Canada, California and Europe. The competitors in the US market are generally traders who buy from distributers, with the exception of big companies such as Urbani USA and Bosco Vivo (both of whom buy directly from the growers). Urbani is the biggest company worldwide in the high-end culinary food market, specifically truffle products. Urbani has offices in New York, Los Angeles, Toronto, Tokyo and Europe.

Intellectual Property

We have no trademark, copyright or patent protection at this time.

Properties

At present, TDT owns no real property. TDT leases approximately 700 square feet for its headquarters at 140 De Liege O., Montreal, Quebec, Canada, and 600 square feet at 100 Walnut Street in Champlain, New York 12919, for its distribution needs. The New York distribution center will store and distribute TDT's inventory. We previously leased office space in Miami, Florida. On August 1, 2001, we moved our headquarters from Miami to Montreal and we believe that we can operate more efficiently from Montreal. On July 31, 2001 we closed our Miami office.
                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth certain information regarding our executive officers and directors:

      Name               Age                     Position
      ----               ---                     --------


Pietro Bortolatti        47      Chairman of the Board, President, CEO,
                                 Secretary, Treasurer
Tiziana Di Rocco         40      Director and Vice President of Marketing
David Rector             55      Director


Pietro Bortolatti, Chairman of the Board, President and Chief Executive Officer


Pietro Bortolatti has been President, Chief Executive Officer, Chief Financial Officer and Director of TDT since its inception in September 8, 2000. Since 1999 Mr. Bortolatti has been president and sole shareholder of Terre di Toscana, Inc. and Terres Toscanes, Inc., our operating subsidiaries. Mr. Bortolatti has been in the food import/export business for the past twelve years. From 1995 to 1999 Mr. Bortolatti was president of Bortolatti Enterprises' Inc., a restaurant development company. From 1992 to 1998 Mr. Bortolatti was president of Under the FarmTree, Inc., a food importer. From 1988 to 1992 Mr. Bortolatti was the

Director of Export-USA for Rancilio Spa, a food products and hotel equipment company based in Italy. Mr. Bortolatti works full time for TDT.


Mr. Bortolatti earned his Bachelors Degree in Economic Sciences and Accounting from Cesare Battisti Commercial Technical Institute in Bolzano, Italy in 1974; his Master Degree in Economic Science and Business Administration from Bocconi University, Italy 1979; and his Ph.D. in Economic Science and Business Administration from Bocconi University, Italy.

Tiziana Di Rocco, Vice President Marketing and Director


Tiziana Di Rocco has served as Vice President Marketing and Director of TDT since formation. From 1995 to 1996 Ms. Di Rocco was a translator of government texts for Traductions GAB in Laval, Quebec, Canada. From 1996 to 1997 she worked for the Italian Embassy in Ottawa, Ontario, Canada as a translator of legal and administrative texts. From 1997 to 1999 she was the office manager of Bortolatti Enterprises in Miami Florida. Ms. Di Rocco works full time for TDT. Ms. Di
Rocco earned a Bachelor of Arts Degree in Italian Literature and Italian to French and English Translations from Concordia University in Montreal, Canada.


David Rector, Director

David Rector has served as Director of TDT since formation. Since 1992, Mr. Rector has been a principal of the David Stephen Group, a business consulting firm located in the San Francisco Bay Area, which focuses on the needs of emerging companies. From August 1996 to January 1999, Mr. Rector served as a Director of Tamboril Cigar Company ("Tamboril"). From August 1996 to March 1997, Mr. Rector served as the Executive Vice President and General Manager of Tamboril. He has also served as the Secretary of Tamboril. From 1996 to the present Mr. Rector has been a director of Fullcomm Tech, Inc., a designer and developer of Internet encryption hardware. It is traded on the OTCB and FLTI is the trading symbol. From June 1992 to April 1994, he served as the President and Chief Executive Officer of Supercart International, a distributor of shopping carts. Prior to that, from 1985 to 1992, Mr. Rector was a principal of Blue Moon, a women's fashion accessory company specializing in fasteners. From 1980 to 1985, Mr. Rector served as President of Sunset Designs, a designer of leisure time craft. From 1972 to 1980, Mr. Rector held various financial and marketing positions with Crown Zellerbach Corporation, a multi-billion dollar manufacturer of paper and forest products. Mr Rector holds a Bachelors degree in Business Administration from Murray State University, Murray, Kentucky.

Executive Compensation

We have not paid any salaries or bonuses to any of our officers from our inception in November 1999 through April 25, 2002. Other compensation is noted below.

The following table shows compensation paid during the fiscal years ended October 31, 2001 and 2000 by our President and CEO, and highest paid executives.

                           SUMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                      LONG TERM
                                     ------------------------------------        COMPENSATION AWARDS                PAYOUTS
                                                                OTHER       -----------------------------  -------------------------
                                                                ANNUAL      RESTRICTED      SECURITIES                   ALL OTHER
                                                             COMPENSATION     STOCK         UNDERLYING        LTIP      COMPENSATION
NAME & PRINCIPAL POSITION     YEAR   SALARY ($)   BONUS ($)     ($)(1)      AWARDS ($)   OPTIONS/SARS (#)  PAYOUTS ($)     ($)(2)
-------------------------     ----   ----------   ---------     ------      ----------   ----------------  -----------     ------
Pietro Bortolatti.........    2001       0            0         20,500          0               0               0               0
  President, CEO &            2000       0            0          4,000          0               0               0               0
  Chairman of the Board
Tiziana DiRocco...........    2001       0            0         15,370          0               0               0               0
  Vice President of           2000       0            0         20,800          0               0               0               0
  Marketing & Director
David Rector..............    2001       0            0              0          0               0               0          16,244
  Director                    2000       0            0              0          0               0               0          37,677

----------

(1)   Commissions of sales from Terre Di Toscana, Inc., and Terres Toscanas,
      Inc.

(2) Includes consulting service fees paid to the David Stephen Group, of which David Rector is a principal.

2001 Stock Option Plan

We adopted our 2001 Stock Option Plan in September 2001. The plan provides for the grant of options intended to qualify as "incentive stock options", options that are not intended to so qualify or "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 1,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options" described below. We have not yet granted any options or stock appreciation rights under the plan.


The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

Options may be granted to our employees (including officers) and directors and certain or our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

Also, the plan allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


The following table sets forth information regarding the beneficial ownership of our common stock as of April 25, 2001. The information in this table provides the ownership information for:


      o each person known by us to be the beneficial owner of more than 5% of our common stock;

      o     each of our directors;

      o     each of our executive officers; and

      o     our executive officers, directors and director nominees as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 8,081,000 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.

Name and Address of                          Number of Shares       Percentage
Beneficial Owner                            Beneficially Owned     Outstanding
----------------                            ------------------     -----------

Pietro Bortolatti                              5,000,000               60%
c/o TDT Development, Inc., 1844 SW
16th Terrace, Miami, Florida 33145

David Rector                                      15,000           less than 1%
1640 Terrace Way
Walnut Creek, CA 94596

All Executive Officers and                     5,015,000               60%
Directors as a Group (3 persons)


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued 5,000,000 shares of our common stock to our president Pietro Bortolatti in exchange for the transfer from Mr. Bortolatti to TDT all of the outstanding shares of Terre di Toscana, Inc. to TDT. The assets of Terre di Toscana, Inc. included rights in several customer agreements. TDT values the 5,000,000 shares issued to Mr. Bortolatti at par value, $.0001 per share.

KGL Investments, Ltd. received 30,000 shares of TDT common stock in exchange for $3,000 worth of legal services rendered by Kaplan Gottbetter & Levenson, LLP, counsel to the Company (the shares were valued at $.10 per share). Kaplan Gottbetter & Levenson, LLP is the beneficial owner of these shares. The legal services did not include the preparation of this prospectus or the prior private placement memorandum.

From November, 2000 through January, 2001 we sold 3,351,000 shares of our common stock at $.10 per share in a private offering.

David Rector is a director of TDT, he is also a principal of The David Stephens Group. TDT has engaged The David Stephens Group to perform certain management consulting services for which TDT has paid The David Stephens Group $26,243.70 as of January 31, 2001.

We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.

            INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

The Nevada General Corporation Law permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors and officers for breach of fiduciary duty. Our articles limit liability of officers and directors to the full extent permitted by Nevada law. With these exceptions this eliminates personal liability of a director or officer, to TDT or its shareholders, for monetary damages for breach of fiduciary duty. Therefore a director or officer cannot be held liable of damages to TDT or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a director or officer. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation. A director or officer must be indemnified as to any matter in which he defends himself successfully. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation.

This will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and requires us to indemnify officers and directors to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons under these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is unenforceable.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 50,000,000 shares of Common Stock, par value $0.0001 per share, of which 8,381,000 shares are issued and outstanding as of the date of the prospectus, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding, the rights and preferences of which may be established from time to time by our Board of Directors.

The following description of our securities contains all material information. However it is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements, together with our corporate bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

      o all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

      o all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

      o     all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. As of March 2002, our fiscal year ends on December 31st. Previously our fiscal year ended on October 31.

Transfer Agent

We have appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 as transfer agent for our shares of common stock.

                              SELLING STOCKHOLDERS

All of the shares of TDT common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 3,381,000 shares of TDT common stock. The selling stockholders are not, nor affiliated with, broker dealers. The following table sets forth:

      o     the name of each person who is a selling stockholder;

      o the number of securities owned by each such person at the time of this offering; and.

      o the number of shares of common stock such person will own after the completion of this offering.

The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.

                                        Number of      Shares Owned Prior to  Shares Owned After
                                          Shares            the Offering         the Offering
        Selling Stockholder              Offered       Number     Percentage  Number  Percentage
        -------------------              -------       ------     ----------  ------  ----------
Jenadosa Holdings Limited .........      300,000      300,000        .04         0        0

South Edge International Ltd. .....      300,000      300,000        .04         0        0

Highgate Resources, Ltd. ..........      300,000      300,000        .04         0        0

Effingham Investments, Ltd ........      300,000      300,000        .04         0        0

Viking Investment Group II, Inc. ..      300,000      300,000        .04         0        0

DePasquale, Joseph Francois, Dr. ..      350,000      350,000        .04         0        0

Ellul, Adrien .....................      350,000      350,000        .04         0        0

Turf Holding Ltd. .................       50,000       50,000        .01         0        0

Ming Capital Enterprises Ltd. .....       50,000       50,000        .01         0        0

                                        Number of      Shares Owned Prior to  Shares Owned After
                                          Shares            the Offering         the Offering
        Selling Stockholder              Offered       Number     Percentage  Number  Percentage
        -------------------              -------       ------     ----------  ------  ----------
Private Investment Company, Ltd. ..       50,000       50,000        .01         0        0

Partner Marketing AG ..............       50,000       50,000        .01         0        0

HAPI Handels-und ..................       50,000       50,000        .01         0        0

CCD Consulting ....................       50,000       50,000        .01         0        0

Seloz Gestion & Finance S.A .......       50,000       50,000        .01         0        0

Tel-Ex-Ka AG ......................       50,000       50,000        .01         0        0

UG  Overseas Ltd. .................      400,000      400,000       .049         0        0

Sylvia Paris ......................        1,000        1,000         (1)        0        0

Pierre Desmarais ..................        1,000        1,000         (1)        0        0

Marie-Claude Jacques ..............        1,000        1,000         (1)        0        0

Richard Hull ......................        1,000        1,000         (1)        0        0

Julie Bourne ......................        1,000        1,000         (1)        0        0

Samuel Coustant ...................        1,000        1,000         (1)        0        0

Genevieve Sabourin ................        1,000        1,000         (1)        0        0

Laliberte Normande ................        1,000        1,000         (1)        0        0

France Desgagne ...................        1,000        1,000         (1)        0        0

Sylvia Ianiri Phelps ..............        1,000        1,000         (1)        0        0

Parenteau Corporation .............      320,000      320,000        .04         0        0

Alain Trottier ....................        1,000        1,000         (1)        0        0

Pierre Marcotte ...................        1,000        1,000         (1)        0        0

Claude Paris ......................        1,000        1,000         (1)        0        0

Greg Derkevorkian .................        1,000        1,000         (1)        0        0

Linda Moses .......................        1,000        1,000         (1)        0        0

Eirini Demetelin ..................        1,000        1,000         (1)        0        0

KGL Investments, Ltd. .............       30,000       30,000       .004         0        0

David Rector ......................       15,000       15,000         (1)        0        0

Total .............................    3,381,000    3,381,000         40         0        0

(1)   Indicates less than one percent of the total outstanding common stock.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $.10 per share until our shares are quoted on the National Association of Securities Dealers ("NASD") Over the Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. We will pay the expenses incurred to register the shares being offered by the Selling Stockholders for resale, but the Selling Stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:


    a. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    c. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    d.   privately negotiated transactions; and

    e.   a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Selling shareholders may sell their shares in all 50 states in the U.S. TDT is profiled in the Standard & Poor's publications or "manuals".

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is traded on the Over-The-Counter Electronic Bulletin Board ("OTCBB") under the symbol "TDTD". The following table sets forth the high and low bid prices of our common stock, as reported by Public Securities ("PBLC"), Spokane, Washington, for the fourth quarter of 2001, and the first and second quarters of 2002. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. There have been no transactions in the first or second quarters of 2002.

2001                                                        HIGH            LOW
                                                            ----            ---

         Fourth Quarter ..................................  $.15           $ .10

2002

         First Quarter ...................................  $.51           $ .14

         Second Quarter ..................................  $.51           $ .14

There are no outstanding options or warrants to purchase, or securities convertible into, common equity of TDT.

We have outstanding 8,381,000 shares of our common stock. Of these shares, 3,381,000 shares, will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public marker, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1)% of the number of shares of common stock then outstanding or
(2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a From 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. We have not filed a registration statement relating to the shares subject to outstanding options under our Year 2001 Option Plan.


We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                                LEGAL PROCEEDINGS

We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017.

                                     EXPERTS


The financial statements of TDT Development, Inc. and subsidiary, as of October 31, 2001 and for the period from November 11, 1999 (inception) through October 31, 2000, have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                     [Letterhead of Rogoff & Company, P.C.]

                          Independent Auditors' Report

The Shareholders and Board of Directors
TDT Development, Inc.:

We have audited the accompanying consolidated balance sheets of TDT Development, Inc. and its subsidiaries as of October 31, 2001 and 2000 and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the year ended October 31, 2001 and the period from November 11, 1999 (inception) to October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TDT Development, Inc. and its subsidiaries at October 31, 2001 and 2000, and the results of their operations, their changes in shareholders' equity and their cash flows for the year ended October 31, 2001 and for the period from November 11, 1999 (inception) to October 31, 2000, in conformity with U.S. generally accepted accounting principles.


                                                      /s/ Rogoff & Company, P.C.

Rogoff & Company, P.C.
New York, New York

January 24, 2002

                              TDT Development, Inc.
                                 and Subsidiary

                           Consolidated Balance Sheets

                                                               October 31,   October 31,
                                                                  2001           2000
                                                               -----------   -----------
                                     Assets
Current assets:
  Cash                                                         $  33,884      $      --
  Accounts receivable, net of allowance
   for doubtful accounts of $1,358                                38,038          6,419
  Deferred offering expenses                                          --         55,000
  Inventory                                                       55,739          7,490
                                                               ---------      ---------
Total current assets                                             127,661         68,909
                                                               ---------      ---------
Fixed assets:
  Office furniture, net of
   accumulated depreciation
   of $1,321 and $655 respectively                                 2,896          3,563
  Computers and equipment, net of
   accumulated depreciation
   of $4,026 and $1,343 respectively                               9,073          8,695
                                                               ---------      ---------
Total fixed assets                                                11,969         12,258
                                                               ---------      ---------
Other assets:
  Security deposits                                                  160          1,500
                                                               ---------      ---------
Total assets                                                   $ 139,790      $  82,667
                                                               =========      =========

                      Liabilities and Shareholders' Equity
Current liabilities:
  Bank overdraft                                               $   4,307      $   1,468
  Accounts payable                                                 1,151         64,713
  Accrued interest payable                                            --          2,500
  Promissory note payable                                             --         30,000
  Loans payable                                                   14,301             --
  Revolving credit line                                            5,284             --
  Accrued expenses payable                                        23,752          5,619
                                                               ---------      ---------
Total liabilities                                                 48,795        104,300
                                                               ---------      ---------
Shareholders' equity:
  Common stock, 50,000,000 shares
   authorized; 8,381,000 and
   5,030,000 shares issued and
   outstanding; par value $.0001                                     838            503
  Preferred stock, 5,000,000 shares
   authorized; -0- shares issued
   and outstanding; par value $.0001                                  --             --
  Additional paid in capital                                     305,707         25,942
  Retained earnings (deficit)                                   (215,550)       (48,078)
                                                               ---------      ---------
Total shareholders' equity                                        90,995        (21,633)
                                                               ---------      ---------
Total liabilities and
   shareholders' equity                                        $ 139,790      $  82,667
                                                               =========      =========

          See accompanying Notes to Consolidated Financial Statements.

                              TDT Development, Inc.
                                 and Subsidiary

                      Consolidated Statements of Operations

                                                                 Period from
                                                    Year         November 11,
                                                    Ended      1999 (inception)
                                                 October 31,    to October 31,
                                                    2001             2000
                                                 -----------   ----------------

Revenues:
  Net sales                                      $   138,308      $    86,867
  Cost of sales                                       63,808           50,819
                                                 -----------      -----------
  Gross Profit                                        74,500           36,048
                                                 -----------      -----------

Other Revenues
  Commissions earned                                  53,298           33,000
  Interest income                                      2,157               --
  Other                                                   62               --
                                                 -----------      -----------
  Total other revenues                                55,517           33,000
                                                 -----------      -----------

Total income                                         130,017           69,048
                                                 -----------      -----------

Operating Expenses:
  General and administrative expenses                210,647           52,641
  Selling expenses                                    86,842           64,485
                                                 -----------      -----------
  Total expenses                                     297,489          117,126
                                                 -----------      -----------

Net loss                                         $  (167,472)     $   (48,078)
                                                 ===========      ===========

Net loss per share:
         Basic                                   $     (0.02)     $     (0.01)
                                                 ===========      ===========
         Diluted

Weighted average shares of common stock
   used in calculation of net loss per share       8,056,781        5,571,337
                                                 ===========      ===========

          See accompanying Notes to Consolidated Financial Statements.

                              TDT Development, Inc.
                                 and Subsidiary

           Consolidated Statements of Changes in Shareholders' Equity
                November 11, 1999 (inception) to October 31, 2001

                                                          Additional     Retained
                                  Number of     Capital     Paid-In      Earnings
                                    Shares       Stock      Capital      (deficit)           Total
                                    ------       -----      -------      ---------           -----
November 11, 1999
   to October 31, 2000:

Issuance of common stock
   at $0.0001 per share           5,000,000     $   500     $ 13,945     $      --         $  14,445
Contributed services:
   Legal                             30,000           3        2,997            --             3,000
   Other                                 --          --        9,000            --             9,000
Net loss                                 --          --           --       (48,078)          (48,078)
                                  ---------     -------     --------     ---------         ---------
Balances, October 31, 2000        5,030,000         503       25,942       (48,078)          (21,633)

Issuance of common stock
   in exchange for conver-
   sion of notes payable
   December 29, 2000                700,000          70       69,930            --            70,000

Issuance of common stock
   at $0.10 per share, net
   of $55,000 direct costs
   November - January 2001        2,651,000         265      209,835            --           210,100
Net loss                                 --          --           --      (167,472)         (167,472)
                                  ---------     -------     --------     ---------         ---------
Balances, October 31, 2001        8,381,000     $   838     $305,707     $(215,550)           90,995
                                  =========     =======     ========     =========         =========

          See accompanying Notes to Consolidated Financial Statements.

                              TDT Development, Inc.
                                 and Subsidiary

                      Consolidated Statements of Cash Flows

                                                                       November 11,
                                                           Year       1999 (inception)
                                                          Ended             to
                                                       October 31,      October 31,
                                                           2001            2000
                                                        ---------        --------
Cash flows from operating activities:
  Net loss                                              $(167,472)       $(48,078)
  Adjustments to reconcile net loss
   to cash used by operating activities:

  Depreciation                                              3,351           1,998
  Contributed services                                         --           9,000
  Common stock issued for services                             --           3,000
                                                        ---------        --------
                                                         (164,121)        (34,080)

 (Increase) in accounts receivable                        (31,619)         (6,419)
  Decrease (increase) in security deposits                  1,340          (1,500)
 (Increase) in inventory                                  (48,249)         (7,490)
 (Decrease) increase in accounts payable                   (8,562)          9,713
 (Decrease) increase in accrued interest payable           (2,500)          2,500
  Increase in accrued expenses                             18,133           5,619
                                                        ---------        --------
Cash used by operating activities                        (235,578)        (31,657)
                                                        ---------        --------
Cash flows from investing activities:
  Purchase of fixed assets                                 (3,062)        (14,256)
                                                        ---------        --------
Cash flows from financing activities:
  Issuance of common stock                                     --          14,445
  Proceeds from loan from stockholders                         --          16,000
  Repayment of loan from stockholders                          --         (16,000)
  Proceeds of private placement offering,
    net of $55,000 direct placement costs                 210,100              --
  Revolving credit line borrowings                          5,284              --
  Proceeds from promissory note payable                    40,000          30,000
  Proceeds from loans payable                              14,301              --
  Proceeds of bank overdraft                                2,839           1,468
                                                        ---------        --------
Cash provided by financing activities                     272,524          45,913
                                                        ---------        --------

Increase in cash                                           33,884              --
Cash, beginning of period                                      --              --
                                                        ---------        --------
Cash, end of period                                     $  33,884        $     --
                                                        =========        ========

Supplemental cash flow disclosures:
Cash paid for interest                                  $   3,374        $     --
Non-cash investing and financing activities:
Conversion of notes payable to common stock             $  70,000        $     --

                 See accompanying Notes to Financial Statements

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

1. Nature of Business

TDT Development, Inc. ("TDT", "The Company") imports and distributes, through its wholly owned subsidiaries, Terre di Toscana, Inc. ("Terre") and Terres Toscanes, Inc. ("Toscanes"), specialized truffle based food products which include fresh truffles, truffle oils, truffle pates, truffle cremes, and truffle butter. TDT's target market includes retailers such as restaurants, specialty food stores, delicatessens, supermarkets; and distributors such as specialty food brokers and wholesalers. The Company plans to sell to consumers directly through e-commerce via the Internet.

TDT has two wholly owned subsidiaries Terre di Toscana, Inc. which is based in New York and handles TDT's operations in the United States and Europe and Terres Toscanes, Inc. which is based in Montreal and it handles the Company's operations in Canada.

TDT imports products directly from an Italian producer. There are no formal contracts or agreements in place. The U.S. Food and Drug Administration and Department of Agriculture regulate TDT's products. In the event that a faulted product is found, the finding would have a material financial impact on TDT.

2. Basis of Presentation and Consolidation

Terre was formed in November, 1999 in Florida where it commenced marketing its products in January 2000. In August 2001 Terre moved its headquarters from Miami, Florida to Champlain, NY. Terre has conducted all of TDT's significant operations.

TDT was formed in September 2000 by the sole shareholder of Terre. On September 8, 2000, TDT acquired one hundred percent (2000 shares) of Terre's common stock in exchange for 5,000,000 shares of TDT's common stock issued to Terre's sole shareholder, Pietro Bortolatti. Bortolatti, who was TDT's sole shareholder at that time, is also TDT's president, CEO and Chairman of the Board of Directors. Accordingly, this business combination was accounted for at historical cost in a manner similar to a pooling of interests. The consolidated statements of operations, of changes in shareholders' equity and of cash flows include the activities of both companies from the inception of Terre in November 1999 as if Terre had been a wholly owned subsidiary of TDT for all periods presented.

Terres Toscanes, Inc., a Terre di Toscanes, Inc. wholly owned subsidiary was formed in Montreal, Canada for the sole purpose of enabling the Company to conduct its business in Canada. Toscanes started doing business in Montreal in April 2001.

The consolidated financial statements include the accounts of TDT, Toscanes and Terre. All intercompany transactions and balances have been eliminated.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

3. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets, liabilities and matters for disclosure at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The financial statements have been prepared on the accrual basis of accounting. Revenue is recognized when the merchandise is shipped to customers and expenses are recognized when incurred, whether or not such transactions have been settled by the receipt or payment of cash. Provisions for discounts and returns are provided for in the same period the related sales are recorded.

The Company's policy is to replace returned goods, if any, with other merchandise. Anticipated discounts and returns are considered to be immaterial by management and accordingly, no provision for them has been provided in the accompanying financial statements.

Inventory

Inventory consists entirely of finished goods and is stated at the lower of cost (determined on the first in, first out basis) or market.

Fixed Assets

Fixed assets, consisting of office furniture, computers and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Depreciation provided in operating expenses was $3,351 for year ended October 31, 2001 and $1,998 for year ended October 31, 2000.

Impairment of Fixed Assets

Fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or circumstances occur, the Company will recognize an impairment loss to the extent of the decrease in the asset's fair value. The Company has identified no such impairment losses.

Foreign Currency Translation

Transactions with foreign customers and suppliers are translated at the exchange rates then in effect. At the balance sheet date, accounts receivable and payable denominated in foreign currency are adjusted to reflect foreign currency exchange rates at that date. Any resulting gain or loss is reflected in the determination of current net income (loss).

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

3. Significant Accounting Policies (continued)

Financial Instruments

Current assets and liabilities are reported at their face amount which, because of their short-term nature, approximates fair value

Credit Risk

Credit risk in trade receivables is substantially mitigated by the Company's short collection terms and sales to a large number of customers. Allowances for potential credit losses are determined based on historical experience, current evaluation of the composition of accounts receivable and expected credit trends.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss (after deducting dividends, if any, declared on preferred stock) by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including, stock options, warrants, convertible preferred stock and contingently issuable shares to the weighted average number of common shares outstanding during the period, if dilutive.

The calculation of basic and diluted net loss per share is as follows:

                                                     Year Ended
                                                     October 31
                                                     ----------
                                               2001               2000
                                               ----               ----
      Net loss per share:
         Net loss                           $  (167,472)      $   (48,078)
                                            ===========       ===========
      Weighted average shares of
        Common stock outstanding
        Used in calculation of
        Basic and diluted net
        Loss per share                        8,056,781         5,571,337
                                            ===========       ===========

      Basic and diluted net loss            $     (0.02)      $     (0.01)
                                            ===========       ===========

Comprehensive Income

There is no difference in the Company's historical net losses as reported and comprehensive net loss.

Dividends

The Board of Directors has sole discretion to pay cash dividends based on the Company's financial condition, results of operations, capital requirements, contractual obligations and other relevant factors. TDT has not paid any dividends on common stock since inception.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

Income Taxes

The Company uses the liability method for income taxes as required by SFAS No. 109 `Accounting for Income Taxes." Under that method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred taxes are measured by applying currently enacted tax laws. Valuation allowances related to deferred tax assets are established when, in the opinion of management, it is more likely than not that some or all of the benefits of deferred tax assets will not be realized.

4. Shareholders' Equity and Related Party Transactions

In September 2000, TDT issued 5,000,000 shares of common stock to the Company's President, CEO, Secretary and Chairman of the Board, Mr. Pietro Bortolatti, in exchange of all of Terre di Toscana's outstanding shares of common stock. The exchange was treated as a reorganization of entities under common control, and was accounted for at historical cost in a manner similar to pooling of interests.

In addition, Mr. Bortolatti provided services to the Company during 2000 valued at $9,000, for which he was not and will not be paid. The value of those services has been charged to expense and credited to additional paid-in capital.

Also, 30,000 shares of TDT's common stock were issued to Kaplan, Gottbetter & Levenson, LLP., TDT's legal representative, in exchange for legal services valued at $3,000.

In November 2000, TDT's Board of Directors authorized a private placement offering of TDT's common stock to a limited number of sophisticated investors at a price of $.10 per share. By January 2001, TDT completed the private placement of 3,351,000 shares of its common stock, resulting in cash proceeds of $335,100. Direct costs incurred in conjunction with this placement were $55,000.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

On November 15, 2000 Terre borrowed $40,000 and executed an 18% promissory note that was due on February 15, 2001. On December 29, 2000 the face amount of the note was paid by a third party in consideration of which TDT issued 400,000 shares of common stock. On May 15, 2000 Terre borrowed $30,000 and executed an 18% promissory note that was due on May 15, 2001. The face value of the note was converted into 300,000 shares of TDT common stock on December 29, 2000.

Accrued interest of $4,323 that was accumulated on the two notes by the conversion date remained a liability of the Company and was paid off during the year ended October 31, 2001.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

4. Shareholders' Equity and Related Party Transactions-(continued)

David Rector is a director of TDT and is also a principal of The David Stevens Group. TDT has engaged The David Stevens Group to perform certain management consulting services, for which the Company paid $37,677 and $16,244 during the years ended October 31, 2001 and 2000 respectively.

5. Income Taxes

The companies have consolidated net operating losses ("NOL") for tax purposes at October 31, 2001 and 2000 of approximately $215,550 and $28,000 respectively. The differences between financial reporting and tax bases of assets and liabilities are not significant.

At a statutory tax rate of fifteen percent, the future tax benefit of the NOL would be approximately $32,333 and $4,200 for the years ended October 31, 2001 and 2000. However, this has been reduced by a 100% valuation allowance because, in the opinion of management, it is more likely than not based on available information that the benefit will not be realized.

6. Foreign Currency Translation

For the years ended October 31, 2001 and 2000 the Company's gains on payables denominated in foreign currencies were $1521 and $651 respectively. No gain or loss was recognized on trade receivables denominated in foreign currencies since they were considered by management to be immaterial.

7. Stock Options

TDT adopted its 2000 Stock Option Plan in September, 2000. The plan provides for the grant of options intended to qualify as incentive stock options; options not intended to so qualify; and nonstatutory stock options and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 1,000,000 subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of reload options. TDT has not yet granted any options or stock appreciation rights under the plan.

The plan is presently administered by TDT's Board of Directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price thereof and the period during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan.

Options may be granted to TDT's employees (including officers) and directors and certain of TDT's consultants and advisors.

8. Services Compensation

Kaplan, Gottbetter & Levenson, LLP (KGL) rendered legal services at a fair value of $3,000. The $3,000 was paid through the issuance of 30,000 shares of TDT's common stock valued at $.10 per share.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

9. Concentrations

During the year ended October 31, 2001 "La Tartufoglia," the Company's supplier in Italy accounted for 100% of the Company's merchandise purchases.

10. Deferred Offering Expenses

TDT has incurred costs of $55,000 to Kaplan, Gottbetter & Levenson, LLP for the preparation of TDT's Private Offering Memorandum dated November 2, 2000. The $55,000 was charged against the proceeds of the private placement offering in January 2001.

11. Segment and Geographic Information

The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS No. 131, based on TDT's geographic revenues. In addition to its regular operations in the United States and Canada, TDT brokers deals for its supplier in Italy for which the Company receives commissions.

                                       USA       Canada      Italy        Total
                                       ---       ------      -----        -----
Year ended Oct.31, 2001
     Net sales                      $133,078     $5,230     $    --     $138,308
     Earned commissions                   --         --      53,298       53,298
                                    --------     ------     -------     --------
     Total revenue                  $133,078     $5,230     $53,298     $191,606
                                    ========     ======     =======     ========

Year ended Oct.30, 2000
     Net sales                      $ 86,867     $   --     $    --     $ 86,867
     Earned commissions                   --         --      33,000       33,000
                                    --------     ------     -------     --------
     Total Revenue                  $ 86,867     $   --     $33,000     $119,867
                                    ========     ======     =======     ========

12. Operating Leases

The Company leases office space under a noncancelable operating lease that expires in June 2002. Future minimum payments under that lease as of October 31, 2001 are $4,480.

Total rental expense for the years ended October 31, 2001 and 2000 amounted to $12,663 and $11,607 respectively.

13. Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement No. 141 Business Combinations and Statement No. 142 Goodwill and Other Intangible Assets. These statements become effective to the Company on July 1, 2001 for Statement No. 141 and August 1, 2002 for Statement No. 142. The Company has not completed any business combinations as of September 30, 2001 and management cannot currently assess what effect the future adoption of these pronouncements will have on the Company's financial statements.

In June 15, 2001, the Financial Accounting Standards Board also issued Statement No. 143 Accounting For Asset Retirement Obligations and in August 15, 2001, Statement No. 144 Accounting For Impairment and Disposal of Long Lived Assets.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

13. Recent Accounting Pronouncements- (continued)

Statement No. 143 will change the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs in four significant ways. First, Statement 143 requires that the amount initially recognized for an asset retirement obligation be measured at fair market value and not under the current practice of using a cost-accumulation measurement approach. Second, Statement 143 requires that the retirement obligation liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. Prior practice did not require discounting of the retirement obligation liability and therefore no accretion was recorded in periods subsequent to the initial recognition period. Third, under prior practice, dismantlement and restoration costs were taken into account in determining amortization and depreciation rates and often the recognized asset retirement obligation was recorded as a contra-asset. Under Statement 143, recognized asset retirement obligations are recognized as a liability. Fourth, under prior practice, the asset retirement obligation was recognized over that useful life of the related asset and under Statement 143 the obligation is recognized over that useful life of the related asset and under Statement 143 the obligation is recognized when the liability is incurred. The effective date for Statement No. 143 is for fiscal years beginning after June 15, 2002.

Statement No. 144, changes the accounting for long lived assets to be held and used by eliminating the requirement to allocate goodwill to long-lived assets to be tested for impairment, by providing a probability-weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of possible future cash flows and establishing a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Statement No.144 changes the accounting for long-lived assets to be disposed of other than the sale by requiring that the depreciable life of a long lived asset to be abandoned, be revised to reflect a shortened useful life and by requiring that an impairment loss be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spin-off if the carrying amount of the asset exceeds its fair value. Statement No. 144 changes the accounting for long lived assets to be disposed of by sale by requiring that discontinued operations no longer be measured on a net realizable value basis(but at the lower of carrying amount or fair value less costs to sell), by eliminating the recognition of future operating losses of discontinued components before they occur and by broadening the presentation of discontinued operations in the income statement to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally, and for financial reporting purposes, from the rest of the entity. The effective date for Statement No. 144 is for fiscal years beginning after December 15, 2001.

                              TDT Development, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

13. Recent Accounting Pronouncements- (continued)

The Company expects that the adoption of the new statements will not have a significant impact on its financial statements. It is not possible to quantify the impact until the newly issued statements have been studied.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      The General Corporation Law of Nevada provides for the indemnification of the officers, directors and corporate employees and agents of TDT Development, Inc. (the "Registrant") under certain circumstances as follows:

      78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

      1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding of he acted in good faith and in manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving as the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon the application that in view of all the circumstances of the case, the person is fairy and reasonably entitled to indemnify for such expenses as the court deems proper.

      3. To the extent that director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection 1 and 2, or his defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      78.751 INDEMNIFICATION OF OFFICER, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES.

      1. Any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

      (a) By the stockholders;

      (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

      (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suite or proceeding so orders, by independent legal counsel in a written opinion; or

      (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

      2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any right any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

      (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

      (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

      78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.--

      1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

      2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

      (a) The creation of a trust fund.

      (b) The establishment of a program of self-insurance.

      (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

      (d) The establishment of a letter of credit, guaranty or surety.

      No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

      3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

      4. In the absence of fraud:

      (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

      (b) The insurance or other financial arrangement:

      (1) Is not void or voidable; and

      (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

      5. A corporation or its subsidiary which provided self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

Articles Nine and Ten of the Registrant's amended certificate of incorporation provide as follows:

            9. Limitation on Liability. To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director."

            10. Indemnification. The Corporation is authorized to provide indemnification of agents for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by law, subject to any limits on such excess indemnification as set forth therein.

Item 25. Expenses of Issuance and Distribution.

      The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee                   $    75.92
Legal Fees                                                             60,000.00
Accounting Fees                                                         7,000.00
Printing and Engraving                                                  2,300.00
Miscellaneous                                                           2,100.00
                                                                        --------

   TOTAL                                                              $71,475.92

Item 26. Recent Sales of Unregistered Securities.

In September, 2000 the Registrant issued 5,000,000 shares of its common stock to its founder and president Pietro Bortolatti in exchange for all of the outstanding shares of Terre di Toscana, Inc.

From November, 2000 to January, 2001 the Registrant issued 3,351,000 shares of its common stock at $.10 per share. This sale was part of its private placement offering to the individuals and entities listed in selling shareholder section of this registration statement. In October, 2000 the Registrant issued 30,000 shares of its common stock to KGL Investments, Ltd, the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Registrants in exchange for legal services rendered. These shares were valued at$.10 per share.

These securities were sold under the exemption from registration provided by
Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 27. Exhibits.

Exhibit
Number   Description
-------  -----------

 3.1     -- Certificate of Incorporation (i)

 3.2     -- Amended Articles of Incorporation (i)

 3.3     -- By-Laws (i)

 4.1     -- Specimen Certificate of Common Stock (i)

 5.1     -- Form of Opinion of Counsel *

10.1     -- Nonstatutory Stock Option Plan *

21.1     -- List of Subsidiaries *

23.1     -- Accountant's Consent *

23.2     -- Counsel's Consent to Use Opinion (included in Exhibit 5.1) *

(i) Previously submitted with registration statement on Form SB-2 on February 1, 2001

*     submitted herewith

Item 28. Undertakings.

      The Registrant undertakes:

            (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Miami, Florida on April 25, 2002.


                                        TDT Development, Inc.


                                        By: /s/ Pietro Bortolatti
                                           -------------------------------------
                                           Pietro Bortolatti
                                            President, CEO, Secretary, Treasurer
                                             and Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


Signature                   Title                              Dated

/s/ Pietro Bortolatti       President, CEO, Secretary,         April 25, 2002
-------------------------   Treasurer, Chairman of the
Pietro Bortolatti           Board


/s/ David Rector            Director                           April 25, 2002
-------------------------
David Rector

/s/ Tiziana DiRocco         Director                           April 25, 2002
-------------------------
Tiziana DiRocco